Exhibit 4.6

IRREVOCABLE PROXY AGREEMENT

This Irrevocable Proxy Agreement (the “Proxy Agreement”) is entered into as of , 2014 by and among Piotr Szulczewski (the “Proxyholder”), Sheng (Danny) Zhang (the “Subsequent Proxyholder”), ContextLogic Inc., a Delaware corporation (the “Corporation”), and                     (the “Stockholder”). The Proxyholder, the Subsequent Proxyholder and the Stockholder are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Stockholder has purchased certain shares of Series D Preferred Stock of the Corporation (all such shares acquired by Stockholder are referred to herein as the “Purchased Shares”) pursuant to that certain Series D Preferred Stock Purchase Agreement dated October 7, 2014 (the “Purchase Agreement”);

WHEREAS, Stockholder has agreed to enter into this Proxy Agreement as a condition to, and in consideration of, the purchase of such Purchased Shares.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed, the Parties agree as follows:

AGREEMENT

ARTICLE 1 IRREVOCABLE PROXY

1.1 Scope of Proxy.

1.1.1 Stockholder agrees that the Proxyholder shall have the sole right to vote the Purchased Shares and any other shares of capital stock of the Corporation that the Stockholder currently holds or in the future may acquire from any person or entity (collectively, the “Shares”), in its sole discretion, on all matters submitted to a vote of stockholders of the Corporation at a meeting of stockholders or through the solicitation of a written consent of stockholders (whether of any individual class of stock, of multiple classes of stock voting together and whether sought on contractual matters (including, without limitation, the Amended and Restated Investors’ Rights Agreement, the Amended and Restated Voting Agreement, or the Amended and Restated First Refusal and Voting Agreement) or on consents or votes of the stockholders).

1.1.2 Stockholder further agrees that, unless the Proxyholder provides explicit written instruction to vote the Shares under this Proxy Agreement or the Proxyholder provides explicit written notice that any Stockholder shall be permitted by the Proxyholder to vote in a manner other than as the Proxyholder instructs, Stockholder shall abstain from voting any of the Shares (in person, by proxy or by action by written consent, as applicable) on any matter submitted to a vote of stockholders of the Corporation (whether of any individual class of stock, of multiple classes of stock voting together and whether sought on contractual matters (including, without limitation, the Amended and Restated Investors’ Rights Agreement, the Amended and Restated Voting Agreement, or the Amended and Restated First Refusal and Voting Agreement) or on consents or votes of the stockholders).

1.1.3 To secure the Proxyholder’s rights to vote the Shares and to otherwise comply with the terms hereof, Stockholder irrevocably appoints the Proxyholder as such Stockholder’s true and lawful proxy and attorney-in-fact, with the power to act alone and with full power of substitution, to vote or act by written consent with respect to all of the Shares in accordance with the provisions set forth in this Proxy Agreement, and to execute all appropriate instruments consistent with this Proxy Agreement on behalf of such Stockholder. The proxy and power granted by Stockholder pursuant to this Section 1.1 are coupled with an interest and are given to secure the performance of each Party’s duties under this Proxy Agreement. The proxy and power will be irrevocable for the term hereof. The proxy and power will survive the merger, consolidation, conversion or reorganization of Stockholder or any other entity holding the Shares or any Transfer (as defined below) of the Shares.

1.2 Subsequent Proxy. Notwithstanding any provision of this Proxy Agreement to the contrary, upon the occurrence of any of the following events (each, a “Succession Event”) prior to the occurrence of any Disqualification Event (as hereinafter defined), the rights granted to the Proxyholder pursuant to Section 1.1 shall terminate as to the Proxyholder and shall instead be vested, jointly and not severally, in the Subsequent Proxyholder, such that from and after the occurrence of any Succession Event with respect to Proxyholder, the Subsequent Proxyholder shall be deemed to be the “Proxyholder” for all purposes hereunder:

1.2.1 The death or incapacity of Proxyholder;

1.2.2 Proxyholder’s commission of an act of fraud or embezzlement that is materially injurious to the Corporation;

1.2.3 Proxyholder’s conviction or plea of nobo contendere to a felony;

1.2.4 The failure (for any reason) of Proxyholder to, at any time following the date hereof, directly or indirectly hold securities (whether then vested or not) of the Corporation representing at least 5% of the Corporation’s issued and outstanding shares on a Fully Diluted Basis (“Fully Diluted Basis” means the total number of shares of the Company’s issued and outstanding common stock, assuming the conversion and/or exercise of all issued and outstanding convertible or exercisable securities (whether then vested or not), but excluding securities reserved for issuance pursuant to any equity incentive plan then in effect); or

1.2.5 The express written consent of the Proxyholder, in the sole discretion of the Proxyholder;

provided, however, that, upon the occurrence of any of the following events (each, a “Disqualification Event”) prior to the occurrence of any Succession Event, the rights granted to the Proxyholder pursuant to Section 1.1 shall not so vest in the Subsequent Proxyholder and the Subsequent Proxyholder shall not be deemed to be, or otherwise become, the “Proxyholder” for any purpose hereunder:

1.2.6 The death or incapacity of Subsequent Proxyholder;

1.2.7 Subsequent Proxyholder’s commission of an act of fraud or embezzlement that is materially injurious to the Corporation;

1.2.8 Subsequent Proxyholder’s conviction or plea of nobo contendere to a felony;

1.2.9 The failure (for any reason) of Subsequent Proxyholder to, at any time following the date hereof, directly or indirectly hold securities (whether then vested or not) of the Corporation representing at least 5% of the Corporation’s issued and outstanding shares on a Fully Diluted Basis;

1.2.10 The express written consent of the Subsequent Proxyholder, in the sole discretion of the Subsequent Proxyholder.

1.3 Transferees. If Stockholder desires to transfer, sell, assign, pledge or otherwise dispose of or encumber any Shares (collectively, a “Transfer”), such Transfer shall not take effect until the pledgee, transferee or donee of such Shares (the “Transferee”) furnishes the Proxyholder and the Corporation with a written agreement to be bound by the terms of this Proxy Agreement (an “Assumption Agreement”) it being understood and agreed that the Corporation shall be entitled to issue stop transfer instructions in respect of such Shares to preclude any transfer of Shares in contravention of the foregoing. Upon satisfaction of the foregoing provisions, such pledgee, transferee or donee shall be treated as a “Stockholder” for purposes of this Proxy Agreement.

1.4 Additional Shares. In the event of any issuance of shares of the Corporation’s voting securities hereafter to Stockholder (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall automatically become subject to this Proxy Agreement and shall be endorsed with the legend set forth in Section 2.1.

ARTICLE 2 ENDORSEMENT OF SHARES

2.1 Legend. The Corporation shall cause each certificate representing the Shares to bear the following legend:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN IRREVOCABLE PROXY AGREEMENT BETWEEN THE HOLDER OF THESE SHARES, CONTEXTLOGIC INC., A DELAWARE CORPORATION, AND CERTAIN OTHER PARTIES, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION. THE IRREVOCABLE PROXY AGREEMENT INCLUDES PROVISIONS POTENTIALLY RESTRICTING THE STOCKHOLDER’S RIGHT TO VOTE OR TRANSFER HIS OR ITS ENTIRE INTEREST IN THE SHARES EVIDENCED HEREBY, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID IRREVOCABLE PROXY AGREEMENT.”

ARTICLE 3 MISCELLANEOUS

3.1 Termination. Notwithstanding any provision of this Proxy Agreement to the contrary, this Proxy Agreement shall terminate and be of no further force or effect upon the later of (a) the consummation of an underwritten public offering of the Corporation’s capital stock, (b) in the event that a Disqualification Event shall have occurred prior to the occurrence of a Succession Event, the occurrence of such Succession Event, (c) in the event that a Disqualification Event shall have not occurred prior to the occurrence of a Succession Event, the occurrence of the immediately following Succession Event with respect to the Subsequent Proxyholder in his capacity as “Proxyholder” hereunder, and (d) the simultaneous or near simultaneous occurrence of a Disqualification Event and Succession Event. Prior to any such termination, this Proxy Agreement, and the proxy granted herein, shall remain in effect and may be exercised by Proxyholder.

3.2 Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Proxy Agreement by any party, that this Proxy Agreement shall be specifically enforceable, and that any breach or threatened breach of this Proxy Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

3.3 Governing Law; Forum. This Proxy Agreement and its validity, construction and performance shall be governed by the laws of the State of Delaware, without giving effect to conflict of law principles. In addition, each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Proxy Agreement or any of the transactions contemplated by this Proxy Agreement, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Proxy Agreement or any of the transactions contemplated by this Proxy Agreement in any court other than the Court of Chancery or other courts of the State of Delaware, and (iv) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Proxy Agreement or the subject matter hereof may not be enforced in or by such court.

3.4 Severability. If a court of competent jurisdiction finds any provision of this Proxy Agreement to be invalid or unenforceable as to any person or circumstance, such findings shall not render that provision invalid or unenforceable as to any other persons or circumstances, and shall not impact the enforceability of the remaining portions of this Proxy Agreement. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Proxy Agreement in all other respects shall remain valid and enforceable.

3.5 Modification and Integration. This Proxy Agreement may not be changed, modified, amended or waived in any way except in writing, signed by the Party or Parties to be charged. This Proxy Agreement sets forth the entire agreement and understanding of the Parties as to its subject matter, and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature with respect to the subject matter hereof. The section headings are for convenience only and shall not affect the meaning or effect of any provision.

3.6 No Other Assignment or Transfer of Proxy. Except as provided in Section 1.2, the rights granted by the Stockholder to the Proxyholder pursuant to this Proxy Agreement may not be assigned or transferred by the Proxyholder (by operation of law or otherwise) without the express written consent of the Stockholder to be bound by such assignment or transfer.

3.7 Further Assurances. Stockholder shall execute such documents and instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Proxy Agreement. From time to time, at the Proxyholder’s request, Stockholder shall execute, acknowledge and deliver to the Proxyholder such other instruments and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Proxyholder may reasonably require in order to vest more effectively in the Proxyholder all voting power in and to the Shares.

3.8 Counterparts. This Proxy Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Proxy Agreement as of the date first above written.

PROXYHOLDER:

PIOTR SZULCZEWSKI

By:

Name: Piotr Szulczewski

CORPORATION:

CONTEXTLOGIC INC.

By:

Name: Piotr Szulczewski
Title: Chief Executive Officer

STOCKHOLDER:

By: